ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC

   ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC: THERMACAT(TM) ACTIVE LEVEL III PLUS
        CATALYST SYSTEM PASSES FIRST CALIFORNIA HIGHWAY PATROL INSPECTION
                              FOR SCHOOL BUS USAGE

Concord, ON.--(BUSINESS WIRE) - June 1, 2009. Environmental Solutions Worldwide Inc. (OTCBB: ESWW) (Frankfurt Stock Exchange FWB: EOW) announced today that its wholly owned subsidiary ESW Canada Inc. (ESWC) received notification from the California Highway Patrol (CHP) that the Company's ThermaCat(TM) Active Level III Plus catalyst system has passed the first inspection for usage on school buses carrying children on California roads.

CHP inspected the ThermaCat(TM) installation on the First Student school bus located in the Los Angeles Area. Westrux is ESWC's distributor and certified ThermaCat(TM) installation facility as well as Los Angles California's largest Navistar, International Truck and Engine dealer with six strategic locations. First Student, one of Westrux fleet customers, is the largest school bus operator in the United States and Canada with a fleet of more than 60,000 buses in service.

With the success of this CHP inspected and approved installation, the ThermaCat(TM) has become the first fully compliant Federal Motor Vehicle Safety Standards 301 (FMVSS 301) retrofit Level III Plus diesel emissions reduction device utilizing a diesel fuel based real-time active regeneration technology to legally be installed on a school bus operating in the State of California. The complete ThermaCat(TM) retrofit kit is engineered and manufactured for installation on each model and year of school bus without alterations to the frame/chassis or compromising its safety.

In January of 2009 ESWC became the first Company to successfully meet the applicable FMVSS 301 (crash test) for school buses at a recognized third party testing facility in Wisconsin. At the conclusion of the test, although the bus was deemed a total loss, the ThermaCat(TM) passed the crash protocol with a zero failure rate. In a separate test procedure at the same facility, the ThermaCat(TM) Active Level III Plus catalyst system and school bus installation kit were tested on a 1000 hour 100,000 mile vibration and shock durability simulation machine. Again, the system passed the test protocol with zero failure to the system or installation components.

ESWC is currently awaiting full verification from the California Air Resources Board (CARB) for its ThermaCat(TM) Active Level III Plus catalyst system for a multitude of on-road diesel engine applications including school buses. While waiting for the CARB verification and to facilitate the return of the school bus back to First Student for service carrying children, ESWC applied and received a CARB Experimental Permit for operation on California roads for this vehicle.

The ThermaCat(TM) system monitors engine exhaust temperature and pressure, determines when the required conditions are met and creates a diesel fuel based exothermic temperature increase into the Diesel Particulate Filter (DPF). This repeated, controlled process of regenerating the collected Particulate Matter
(PM) stored in the DPF in real-time engine operation lowers the systems backpressure. By doing so, the ThermaCat(TM) maintains optimized emissions reductions in cold or inconsistent duty cycle applications without the need for operator interface, expensive equipment downtime or daily maintenance intervals. This unique approach, coupled with added safety features, gives the ThermaCat(TM) Active Level III Plus catalyst system a large potential cross section and demographic of on-road applications including school buses.

"Terry Smith, Director of Parts Sales Westrux International stated. The ThermaCat(TM) Active Level III Catalyst System offers many user friendly advantages to our very large customer base in Southern California. Being that regeneration occurs during normal operation with no impact on drivability or performance; this is a huge advantage for our customers in order for them to maintain route schedules without costly downtime. We are looking forward to playing a significant part in the push to clean up the air quality in the Los Angeles community."

"David J. Johnson, ESW's President and CEO commented. The current North American market consists of a total estimated population in excess of 490,000 school buses, of which California represents an estimated 25,317 vehicles. These numbers did not go unnoticed when we began this comprehensive program two years ago. Our goal from the beginning was to bring what we believe to be the safest, most efficient diesel emission reduction technology to this sector of our industry with the focus on safety first. CHP's approval of the ThermaCat's(TM) first school bus installation we believe validates that we have done just that. We are looking forward to working through our North American distribution network with potential customers like First Student as the future unfolds."

ABOUT WESTRUX INTERNATIONAL Located in Santa Fe Springs, California, Westrux International Inc. is a privately owned company that owns and operates six Navistar International Truck and Engine dealership locations in Southern California. Westrux International is the largest truck dealership on the West Coast. Specializing in new & used truck sales, parts sales, service, rental and leasing. For updated information, please visit the Company's website at www.westrux.com ABOUT ENVIRONMENTAL SOLUTIONS WORLDWIDE INC. Headquartered in Concord, Ontario, Environmental Solutions Worldwide, Inc. is a publicly traded company engaged through its wholly owned subsidiaries ESW Canada, Inc. and ESW America, Inc. (the ESW Group of Companies) in the design, development, ISO 9001:2000 certified manufacturing and sales of technologies for both the environmental control and military sectors. The ESW Group of Companies currently manufacture and market a diversified line of catalytic emission control products and support technologies for diesel, gasoline and alternative fueled engines. The ESW Group of Companies also operates a comprehensive EPA/CARB & MSHA recognized emissions testing and verification laboratory. For updated information, please visit the Company's Web site at: www.cleanerfuture.com For updated information about our military division, please visit the Company's Web site at: www.eswmilitarytech.com

SAFE HARBOR This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the words "pleased" "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, general acceptance of the Company's products and technologies, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.

                          FOR MORE INFORMATION CONTACT:
                      ENVIRONMENTAL SOLUTIONS WORLDWIDE INC
                      Investor Relations at 1-905-695-4142
                      Investor-relations@cleanerfuture.com